Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
XO Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 and (No. 333-128489 and No. 333-135173) on Form S-3 of XO Holdings, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of XO Holdings, Inc., and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of XO Holdings, Inc.
Our report with respect to the consolidated financial statements refers to the adoption, effective January 1, 2006, by XO Holdings, Inc. of Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements. Our report also refers to the adoption, effective January 1, 2006, by XO Holdings, Inc. of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
McLean, Virginia
March 16, 2007